Exhibit 99.1

For Immediate Release	Contact Information
Friday, August 4, 2006	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Reports Record Financial and Operating Results, Higher Reserves

SAN ANTONIO -- Aug. 4, 2006 -- The Exploration Company (Nasdaq:TXCO) today reported sharply improved results for the quarter and half ended June 30, 2006. Highlights include:

- Record second-quarter and first-half earnings. - Record revenues and operating income. - Record cash, asset levels and financial liquidity metrics. - Record proved reserves.

Second Quarter

     TXCO's net income for the second quarter was a record $4.0 million, equal to $0.12 per share, in contrast to a $1.0 million loss, or $0.04 per share, in the second quarter of 2005. The year-earlier loss was due to non-cash hedging charges. The Company terminated a portion of its derivative contracts in late 2005. All per-share amounts are on a diluted basis. Quarterly operating income rose to a record $7.0 million from $568,000 reported for the year-earlier period.

     Total revenues rose to a record $19.6 million, a 26 percent increase from $15.5 million in the 2005 period. Oil and gas sales rose 79 percent, partially offset by lower gas gathering revenues. A 158 percent increase in oil volumes more than offset a decline in natural gas volumes following sale of approximately 20 percent of production, primarily gas, to EnCana Oil & Gas (USA) Inc. in late 2005. The Company's 2006 drilling budget focuses on the oil-prone Glen Rose Porosity play with a corresponding increase in oil output. Prices for both commodities were higher than in the year-earlier quarter.

First Half

     For the January-June period, TXCO reported net income was $5.3 million, equal to $0.16 per share. In the year-earlier period, it had a $4.3 million loss, $0.15 per share, due to the non-cash hedging charges mentioned above. Operating income rose to a record $9.8 million, a nearly six-fold increase from $1.7 million for the first six months of 2005. Revenues were a record $35.6 million, up 18 percent from $30.1 million for the 2005 period. Assets rose to a record $144.7 million, 32 percent above the $109.5 million reported at year-end 2005, with cash balances at a record $22.7 million, up from $1.9 million in the 2005 period. The Company closed a private placement of 3 million common shares at the beginning of the second quarter. Proceeds of the sale were approximately $30 million.

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     Net cash provided by operating activities for the first half of 2006 rose to $9.9 million, a 3 percent increase from $9.6 million in the year-earlier period. Ebitdax -- earnings before income taxes, interest, depreciation, depletion, amortization, impairment, abandonment and exploration expense -- rose to a record $18.5 million, a 78 percent increase from $10.3 million in 2005. Ebitda -- Ebitdax less exploration expense -- was $17.8 million, up 98 percent from $9.0 million in the 2005 period. See TXCO's Web site at www.txco.com/gaaprecon.html for a reconciliation of non-GAAP financial measures.

Continuing Reserve Growth

     TXCO continued its long-term trend of reserve growth in the first half of the year. Net proved reserves at June 30 rose to an estimated 41.5 billion cubic feet equivalent of natural gas (Bcfe), a 5.3 percent increase from 39.4 Bcfe at year-end 2005. Combined with production of 2.7 Bcfe during the January-June period, gross reserve additions were 4.8 Bcfe, a 178 percent reserve replacement rate. Proved reserves consist of 78 percent oil and 22 percent gas as Glen Rose Porosity play oil reserves increased 34 percent in the first half to 9.9 Bcfe. Approximately 50 percent of TXCO's oil and gas reserves are classified as proved developed.

All proved reserve numbers are based on estimates prepared in accordance with Securities and Exchange Commission and Financial Accounting Standards Board requirements.
Management's Perspective

     "We had excellent second-quarter and first-half results," said President and CEO James E. Sigmon. "Our sales were up, costs were down and our financial position has improved immensely from the year-earlier periods. TXCO has further strengthened the already strong balance sheet we reported at year-end 2005, giving us greater financial flexibility as we move ahead with our most-ambitious drilling program ever.

     "I'm particularly proud that our Glen Rose oil production continues to increase," Sigmon added. "I must point out this rise is due to organic, drillbit growth as we continue to convert the potential of the Maverick Basin into new value for our shareholders. I'm optimistic that this trend will continue in the foreseeable future as we move ahead with our successful drilling program."

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas and the Marfa Basin in West Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Capital Market under the symbol "TXCO."

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Forward-Looking Statements

     Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to oil and gas prices, capital expenditures, production levels, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2005, and its Form 10-Q for the quarter ended March 31, 2006. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.

(Financial Information and Selected Operational Tables Follow)

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THE EXPLORATION COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

($ in thousands)	June 30, 2006	December 31, 2005

Assets

Current Assets
Cash and equivalents	$22,676	$6,083
Accounts receivable, net	8,789	9,344
Prepaid expenses and other	3,331	1,620

Total Current Assets	34,796	17,047

Property and Equipment, net - successful efforts method of accounting for oil and gas properties	101,294	84,467

Other Assets
Deferred tax asset	7,998	7,242
Other assets	617	780

Total Other Assets	8,615	8,022

Total Assets	$144,705	$109,536

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THE EXPLORATION COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

($ in thousands)	June 30, 2006	December 31, 2005

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable, trade	$8,814	$10,003
Undistributed revenue	1,782	2,479
Current income taxes payable	5,409	4,952
Other payables and accrued liabilities	3,985	4,297
Derivative settlements payable	324	151
Accrued derivative obligation - short-term	3,010	2,084
Long-term debt, current portion	228	262

Total Current Liabilities	23,552	24,228

Long-Term Liabilities
Long-term debt, net of current portion	1	1
Accrued derivative obligation - long-term	-	461
Asset retirement obligation	1,648	1,565

Total Long-Term Liabilities	1,649	2,027

Stockholders' Equity
Preferred stock, Series A & Series B; authorized 10,000,000 shares issued and outstanding -0- shares	-	-
Common stock, par value $.01 per share; authorized 50,000,000 shares; issued 33,030,615 and 29,479,697 shares, outstanding 32,930,815 and 29,379,897 shares	330	295
Additional paid-in capital	121,188	89,680
Retained earnings / (accumulated deficit)	634	(4,622)
Less treasury stock, at cost, 99,800 shares	(246)	(246)
Accumulated other comprehensive loss, net of tax	(2,402)	(1,826)

Total Stockholders' Equity	119,504	83,281

Total Liabilities and Stockholders' Equity	$144,705	$109,536

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THE EXPLORATION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended	Three Months Ended
(in thousands, except earnings per share data)	June 30, 2006	June 30, 2005

Revenues
Oil and gas sales	$15,854	$8,877
Gas gathering operations	3,678	6,580
Other operating income	20	14

Total Revenues	19,552	15,471

Costs and Expenses
Lease operations	1,869	1,723
Production taxes	779	529
Exploration expenses	195	839
Impairment and abandonments	618	590
Gas gathering operations	3,625	6,250
Depreciation, depletion and amortization	3,627	3,628
General and administrative	1,888	1,344

Total Costs and Expenses	12,601	14,903

Income from Operations	6,951	568

Other Income (Expense)
Derivative mark-to-market gain (loss)	474	(336)
Derivative settlements loss	(958)	(285)
Interest expense	(49)	(932)
Interest income	175	12
Loan fee amortization	(49)	(20)
Loss on sale of assets	(11)	-

Total Other Income (Expense)	(418)	(1,561)

Income (loss) before income taxes	6,533	(993)
Income tax expense	2,552	25

Net Income (Loss)	$3,981	$(1,018)

Earnings (Loss) Per Share
Basic earnings (loss) per share	$0.12	$(0.04)

Diluted earnings (loss) per share	$0.12	$(0.04)

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THE EXPLORATION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Six Months Ended	Six Months Ended
(in thousands, except earnings per share data)	June 30, 2006	June 30, 2005

Revenues
Oil and gas sales	$26,323	$16,561
Gas gathering operations	9,218	13,507
Other operating income	35	20

Total Revenues	35,576	30,088

Costs and Expenses
Lease operations	3,512	3,408
Production taxes	1,290	991
Exploration expenses	640	1,351
Impairment and abandonments	1,094	1,155
Gas gathering operations	9,376	12,822
Depreciation, depletion and amortization	6,353	6,109
General and administrative	3,561	2,523

Total Costs and Expenses	25,826	28,359

Income from Operations	9,750	1,729

Other Income (Expense)
Derivative mark-to-market gain (loss)	468	(3,733)
Derivative settlements loss	(1,591)	(453)
Interest expense	(136)	(1,802)
Interest income	213	24
Loan fee amortization	(122)	(36)
Loss on sale of assets	(11)	-

Total Other Income (Expense)	(1,179)	(6,000)

Income (loss) before income taxes	8,571	(4,271)
Income tax expense	3,315	50

Net Income (Loss)	$5,256	$(4,321)

Earnings (Loss) Per Share
Basic earnings (loss) per share	$0.17	$(0.15)

Diluted earnings (loss) per share	$0.16	$(0.15)

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THE EXPLORATION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Six Months Ended	Six Months Ended
(in thousands)	June 30, 2006	June 30, 2005

Operating Activities
Net income (loss)	$5,256	$(4,321)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	6,475	6,145
Impairment and abandonments	1,094	1,155
Loss on sale of assets	11	-
Non-cash stock compensation expense	616	-
Non-cash derivative mark-to-market (gain) loss	(468)	3,733
Non-cash interest expense and accretion of liability - redeemable preferred stock	-	530
Changes in operating assets and liabilities:
Receivables	555	62
Prepaid expenses and other	(1,670)	(1,034)
Accounts payable and accrued expenses	(1,569)	3,338
Deferred tax asset	(400)	-

Net cash provided by operating activities	9,900	9,608

Investing Activities
Development and purchases of oil and gas properties	(18,632)	(17,924)
Purchase of other equipment	(4,894)	(19)
Proceeds from sale of assets	19	-

Net cash (used) by investing activities	(23,507)	(17,943)

Financing Activities
Proceeds from issuance of common stock, net of expenses	30,233	1,296
Proceeds from long-term debt obligations	9,300	7,300
Payments on long-term debt obligations	(9,300)	-
Proceeds from installment obligations	178	122
Payments on installment obligations	(211)	(1,618)

Net cash provided by financing activities	30,200	7,100

Change in Cash and Equivalents	16,593	(1,235)

Cash and equivalents at beginning of period	6,083	3,118

Cash and Equivalents at End of Period	$22,676	$1,883

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THE EXPLORATION COMPANY SELECTED OPERATING DATA

	Three Months Ended		Six Months Ended
($'s in thousands, except average prices)	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Net cash provided in operating activities	$10,303	$7,148	$9,900	$9,608

Ebitdax *	11,755	5,625	18,453	10,344

Ebitda *	11,559	4,786	17,813	8,993

Debt to asset ratio	0.2%	32.6%	0.2%	32.6%

Sales

Oil:
Sales, in barrels (MBbl)	208	81	346	156
Average realized sales price per barrel	$66.35	$49.79	$63.40	$47.86

Natural Gas:
Sales, in MMcf **	293	710	586	1,404
Average realized sales price per Mcf	$7.03	$6.84	$7.54	$6.50

Equivalent Basis:
Sales in MBOE	257	199	443	389
Average realized sales price per BOE	$61.75	$44.60	$59.40	$42.52

Sales in MMcfe	1,540	1,194	2,659	2,337
Average realized sales price per Mcfe	$10.29	$7.43	$9.90	$7.09

Other Operating Data
Total lifting costs	$2,648	$2,252	$4,802	$4,399
Total lifting costs per BOE	$10.31	$11.31	$10.84	$11.30
Lifting costs per Mcfe	$1.72	$1.89	$1.81	$1.88

Sales volume - oil properties - MBbl	205	73	341	141
Oil prop. lifting costs (Incl Prod & Sev Tax)	$2,108	$1,147	$3,751	$2,213
Oil prop. lifting costs per Barrel	$10.26	$15.80	$10.99	$15.72

Glen Rose Porosity - volumes - MBbl	184	30	290	56
Glen Rose Porosity lifting costs per Barrel	$6.18	$5.13	$6.50	$5.38

Sales volume - gas properties - MMcf	276	650	544	1,314
Gas prop. lifting costs (Incl Prod & Sev Tax)	$540	$1,105	$1,052	$2,186
Gas prop. lifting costs per Mcf	$1.96	$1.70	$1.93	$1.66

Total depletion cost per BOE	$13.95	$17.96	$14.14	$15.41
Total depletion cost per Mcfe	$2.33	$2.99	$2.36	$2.57

* Please see TXCO's Web site at www.txco.com for a reconciliation of these non-GAAP financial measures.
** Quantities reflect impact of gas production sold to EnCana Oil & Gas (USA) Inc., effective Sept. 1, 2005.

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